Exhibit 10.26

STOCK PURCHASE AGREEMENT

BY AND AMONG

MARUBENI CORPORATION

AS SELLER

AND

SYNNEX INVESTMENT HOLDINGS CORPORATION or its designee(s)

AND

SB PACIFIC CORPORATION LIMITED

AS BUYERS

Dated November 12, 2010

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4.2	Operation of the Businesses of the Acquired Company	22
4.3	Negative Covenant	22
4.4	Required Approvals	23
4.5	Notification	23
4.6	Payment of Indebtedness to Related Persons	23
4.7	No Negotiation	23
4.8	Best Efforts	24

ARTICLE 5 COVENANTS OF BUYERS PRIOR TO CLOSING DATE		24
5.1	Approvals of Governmental Bodies	24
5.2	Best Efforts	24
5.3	Repayment of MF Credit Facility Obligations	24

ARTICLE 6 CONDITIONS PRECEDENT TO BUYERS’ OBLIGATION TO CLOSE		24
6.1	Accuracy of Representations	24
6.2	Seller’s Performance	25
6.3	Consents	25
6.4	Additional Documents	25
6.5	No Proceedings	25
6.6	No Claim Regarding Stock Ownership or Sale Proceeds	25
6.7	No Prohibition	26
6.8	Confirmation of Intentions of Vendors	26
6.9	Amendment to Logipartners’ Logistics Services Agreement	26

ARTICLE 7 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		26
7.1	Accuracy of Representations	27
7.2	Buyers’ Performance	27
7.3	Additional Documents	27
7.4	No Injunction	27

ARTICLE 8 CLOSING OBLIGATIONS		27
8.1	Closing Deliveries by Seller	27
8.2	Closing Deliveries by Buyers	28

ARTICLE 9 TERMINATION		28
9.1	Termination Events	28
9.2	Effect of Termination	29

ARTICLE 10 INDEMNIFICATION; REMEDIES		29
10.1	Survival; Right to Indemnification Not Affected by Knowledge	29
10.2	Indemnification and Payment of Damages by Seller	29
10.3	Indemnification and Payment of Damages by Buyers	30
10.4	Time Limitations	30
10.5	Limitations on Amount—Seller	30
10.6	Limitations on Amount—Buyers	31
10.7	Right of Set-Off	31
10.8	Procedure for Indemnification—Third Party Claims	31

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10.9	Procedure for Indemnification—Other Claims	32
10.10	Reduction for Insurance, Taxes and Other Offsets	32
10.11	Indemnification Adjusts Purchase Price for Tax Purposes	33

ARTICLE 11 POST-CLOSING COVENANTS		33
11.1	Compliance with Agreements	33
11.2	Name Change	33
11.3	Employee Retention	33
11.4	Other Business Matters	34

ARTICLE 12 GENERAL PROVISIONS		34
12.1	Expenses	34
12.2	Public Announcements	34
12.3	Confidentiality	34
12.4	Notices	35
12.5	Jurisdiction; Service of Process	36
12.6	Further Assurances	36
12.7	Waiver	36
12.8	Entire Agreement and Modification	37
12.9	Disclosure Letter	37
12.10	Assignments, Successors, and No Third-Party Rights	37
12.11	Severability	37
12.12	Section Headings, Construction	37
12.13	Time of Essence	38
12.14	Governing Law	38
12.15	Counterparts	38

ARTICLE 13 DEFINITIONS		38

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of November 12, 2010, by and among SYNNEX Investment Holdings Corporation, a BVI corporation or its designee(s) (“SYNNEX”), SB Pacific Corporation Limited, a Hong Kong corporation (“SB Pacific”) (SYNNEX and SB Pacific being individually referred to as “Buyer” and collectively as “Buyers”) and Marubeni Corporation, a Japanese corporation (“Seller”).

RECITALS

WHEREAS, Seller owns all of the outstanding shares of the capital stock of Marubeni Infotec Corporation, a Japanese corporation (the “Acquired Company”); and

WHEREAS, Seller desires to sell and transfer to Buyers and Buyers desire to purchase from Seller 14,616,350 common shares of the Acquired Company, being all of the issued and outstanding shares of common stock of the Acquired Company (the “Shares”), upon the terms and conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Seller and Buyers hereby agree as follows:

ARTICLE 1

SALE AND TRANSFER OF SHARES; CLOSING

1.1 Sale of Shares

Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyers, and Buyers will purchase the Shares from Seller, such that SYNNEX will purchase the SYNNEX Allocated Shares and SB Pacific the SB Pacific Allocated Shares.

1.2 Purchase Price and Payment

(a) Subject to the Adjustment Amount, the total purchase price (the “Purchase Price”) for the Shares will be Japanese Yen Seven Hundred Million (JP¥700,000,000).

(b)(i) At the Closing, SYNNEX and SB Pacific will collectively pay Japanese Yen Five Hundred Million (JP¥500,000,000) of the Purchase Price to Seller by wire transfer of immediately available funds to an account specified by Seller to the Buyers in writing at least ten (10) Business Days prior to Closing; and

(ii) At the Closing, Buyers shall wire transfer an amount of Japanese Yen Two Hundred Million (JP¥200,000,000) (the “Escrow Amount”) into a newly established Seller’s account located in Japan, which is separated from other bank accounts of Seller, at Seller’s main bank in Japan or another bank with Buyers’ consent, and the withdrawal of the Escrow Amount shall be subject to the mutual written agreement of Seller and Buyers (not to be unreasonably withheld), subject to the terms hereof. The Escrow Amount shall be deposited by Seller as collateral security for liabilities of Seller to Buyers under this Agreement. All amount of the Escrow Amount will be fully released to Seller on the first anniversary of the Closing; provided, however, that if on or prior to the first anniversary of the Closing, any Indemnified Persons has notified Seller of a claim and the claim(s) in such notification has(ve) not been finally resolved prior to such first anniversary, Seller shall retain the Escrow Amount, until such claim(s) is(are) finally resolved.

1.3 Closing

The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Seller’s counsel in Tokyo, Japan, at 10:00 a.m. (local time) on the later of (i) December 1, 2010 or (ii) at such other time and place as the parties hereto may agree. Subject to the provisions of Section 9.1, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.3 will not result in the termination of this Agreement and will not relieve any party hereto of any obligation under this Agreement.

1.4 Purchase Price Adjustment

(a) Seller and Buyers agree that the Purchase Price will be subject to adjustment calculated by the difference between (i) the shareholders’ equity figure of the Acquired Company as of July 1, 2010, being a negative JP¥516,000,000, and which is shown by the balance sheet on Exhibit C, reflecting monthly rebate accruals, (the “Initial Balance Sheet”) and (ii) the shareholders’ equity figure set forth in a balance sheet statement determined as of the Closing Date (the “Closing Balance Sheet”) as provided for hereinbelow.

(b) As promptly as practicable after the Closing, Buyers, after consultation with Seller shall cause to be prepared and delivered to Seller a Closing Balance Sheet, showing monthly rebate accruals, which is prepared by an independent accounting firm acceptable to Seller and in a manner generally consistent with the Initial Balance Sheet. Seller will cooperate as reasonably requested by Buyers in connection with the preparation of the foregoing. Buyers shall promptly provide to Seller upon request copies of all work papers and supporting documentation which form the basis of the Closing Balance Sheet. The accounting firm which prepared the Closing Balance Sheet will also provide its calculation of the adjustment to the Purchase Price (the “Adjustment Amount Calculation”) determined in accordance with Section 1.4(a) above.

(c) If Seller disagrees with the aforesaid calculation of the Closing Balance Sheet and the Adjustment Amount Calculation, Seller shall have thirty (30) days after its receipt of the Closing Balance Sheet and the Adjustment Amount Calculation to deliver to Buyers a statement (the “Objection Notice”) setting forth in reasonable detail any objection Seller has to the Closing Balance Sheet and the Adjustment Amount Calculation and the basis for each such objection. If Seller does not deliver an Objection Notice to Buyers within such thirty (30) day period, or if Seller notifies Buyer in writing that the Closing Balance Sheet and the Adjustment Amount Calculation are acceptable, then the Closing Balance Sheet and the Adjustment Amount Calculation shall be deemed to have been accepted by Seller and shall become final, conclusive and binding upon the parties to this Agreement and any amounts owing as a result thereof shall be paid in accordance with Section 1.4(e).

(d) If Seller does deliver an Objection Notice to Buyers within the thirty (30) day period as set forth in Section 1.4(c), Buyers and Seller shall, for thirty (30) days after the Objection Notice has been given, negotiate in good faith to resolve the objections set forth in the Objection Notice. In connection with such good faith negotiation, Seller shall promptly provide to Buyers upon request copies of all work papers and supporting documentation which form the basis of the Objection Notice. If, at the end of such thirty (30) day period, Buyers and Seller are unable to agree upon the Closing Balance Sheet and an Adjustment Amount, then at any time thereafter upon request of Buyers or Seller, Buyers and Seller shall engage the Accounting Arbitrator to resolve any dispute regarding the Closing Balance Sheet or the Adjustment Amount Calculation, as the case may be. As promptly as practicable thereafter (but in no event later than ten (10) days after the Accounting Arbitrator’s engagement), Buyers and Seller shall submit any unresolved item set forth in the Objection Notice to the Accounting Arbitrator in writing together with any supporting arguments and documentation (each with a copy to the other party). Buyers and Seller shall direct that the Accounting Arbitrator render his determination within fifteen (15) Business Days following his receipt of the responses from both parties, and Buyers and Seller and their respective representatives, will cooperate with the Accounting Arbitrator during his engagement. The Accounting Arbitrator will consider only those issues related to the Closing Balance Sheet or the Adjustment Amount Calculation that Buyers and Seller have been unable to resolve. In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the greatest value assigned by Buyers or Seller for such item or less than the smallest value assigned by Buyers to Seller for such item. The Accounting Arbitrator’s determination will be based on Japanese GAAP consistently applied (except to the extent that the line items contained therein vary from Japanese GAAP, in which case, preparation of such line item shall be so varied). The determination of the Accounting Arbitrator will be conclusive and shall become final and binding on Buyers and Seller and any amounts owing as a result thereof shall be paid in accordance with Section 1.6(e). Buyers and Seller shall each pay one-half (1/2) of the fees and expenses of the Accounting Arbitrator.

(e) All payments to be made pursuant to this Section 1.4 shall be by wire transfer of immediately available funds to the account(s) designated in writing, at least three (3) Business Days prior to the scheduled payment date, by Buyers or Seller, as the case may be.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyers as follows:

2.1 Organization and Good Standing

(a) Seller is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its businesses as it is now being conducted. The Acquired Company is a corporation validly existing under the laws of its jurisdiction, with full corporate power and authority to conduct the Acquired Company’s Businesses, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.

(b) Seller has delivered to Buyers copies of the Organizational Documents.

(c) Except as may be set forth in Part 2.1(c) of the Disclosure Letter, the Acquired Company has no presently existing Subsidiary.

2.2 Authority; No Conflict

(a) Upon the execution and delivery by Seller of this Agreement and each Ancillary Document of Seller, this Agreement and each Ancillary Document of Seller will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the right, power, authority, and capacity to execute and deliver this Agreement and the Ancillary Documents of Seller and to perform its obligations under this Agreement and the Ancillary Documents of Seller.

(b) Except as set forth in Part 2.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Seller or the Acquired Company, or (B) any resolution adopted by the board of directors or the stockholders of Seller or the Acquired Company;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Acquired Company or Seller, or any of the assets owned or used by the Acquired Company, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, the Acquired Company;

(iv) cause the Acquired Company to become subject to, or to become liable for the payment of, any Tax in Japan;

(v) cause any of the assets owned by the Acquired Company to be reassessed or revalued by any Japanese taxing authority or other Japanese Governmental Body;

(vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Acquired Company.

Except as set forth in Part 2.2 of the Disclosure Letter, neither Seller nor the Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

2.3 Capitalization

The authorized equity securities of the Company consist of 58,390,000 shares of common stock, zero (0) par value per share, of which 14,616,350 shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. The Shares constitute all of the outstanding equity and other securities of the Acquired Company. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Acquired Company. All of the outstanding equity securities of the Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Acquired Company. None of the outstanding equity securities or other securities of the Acquired Company was issued in violation of any applicable securities law or any other Legal Requirement. Except as set forth in Part 2.3 of the Disclosure Letter, the Acquired Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

2.4 Financial Statements

(a) Seller has delivered to Buyers: (i) unaudited balance sheets of the Acquired Company as at March 31st in each of the years 2008 through 2010, and the related unaudited statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Ernst & Young ShinNihon LLC, independent certified public accountants (the “Financial Statements”), and (ii) an unaudited balance sheet of the Acquired Company as at September 30, 2010 (the “Interim Balance Sheet”) and the related unaudited statements of income, changes in stockholders’ equity, and cash flow for the seven months then ended, including in each case the notes thereto. Such Financial Statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Acquired Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with Japanese GAAP. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person are required by Japanese GAAP to be included in the consolidated financial statements of the Acquired Company.

(b) The Acquired Company, to knowledge of Seller has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of the preparation of financial statements (including the Financial Statements), including policies and procedures that (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Company, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of true and correct financial statements, and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Company. Neither the management of the Acquired Company nor the Acquired Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Acquired Company, (ii) any fraud, whether or not material, that involves the Acquired Company management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Acquired Company or (iii) any claim or allegation regarding any of the foregoing.

2.5 Books and Records

The currently existing books of account, minute books, stock record books, and other records of the Acquired Company, all of which have been made available to Buyers, are complete and correct in respect to matters set forth therein during the period in which Seller has owned one hundred percent (100%) of the shares of the Acquired Company, and those materials have been maintained in accordance with sound business practices and the requirements of Japanese law. In respect to the period in which Seller has one hundred percent (100%) of the shares of owned the Acquired Company, those minute books of the Acquired Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Acquired Company, and no meeting of any such stockholders, Board of Directors, or committee has been held during that period for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Company.

2.6 Title to Properties; Encumbrances

(a) Part 2.6 of the Disclosure Letter contains a complete and accurate list of all real estate, leaseholds, or other real property interests owned by the Acquired Company. Seller has delivered or made available to Buyers copies of the deeds and other instruments (as recorded) by which the Acquired Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Acquired Company and relating to such property or interests.

(b) The Acquired Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by the Acquired Company or reflected as owned in the books and records of the Acquired Company, including all of the properties and assets reflected in the Financial Statements and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 2.6 of the Disclosure Letter and personal property sold since the date of the Financial Statements and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Company since the date of the Financial Statements (except for personal property acquired and sold since the date of the Financial Statements in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 2.6 of the Disclosure Letter.

(c) All material properties and assets reflected in the Financial Statements and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Financial Statements or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists,

(b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Acquired Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

(d) All buildings, plants, and structures owned by the Acquired Company lie wholly within the boundaries of the real property owned by the Acquired Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

2.7 Condition and Sufficiency of Assets

The buildings, plants, structures, and equipment of the Acquired Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Acquired Company are sufficient for the continued conduct of the Acquired Company’s Businesses after the Closing in substantially the same manner as conducted prior to the Closing.

2.8 Accounts Receivable

All accounts receivable of the Acquired Company that are reflected on the Financial Statements or the Interim Balance Sheet or on the accounting records of the Acquired Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Statements or the Interim Balance Sheet or on the accounting records of the Acquired Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 2.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

2.9 Inventory

All inventory of the Acquired Company, whether or not reflected in the Financial Statements or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality and any inventories aged ninety (90) days or more, all of which have been written off or written down to net realizable value in the Financial Statements or the Interim Balance Sheet or on the accounting records of the Acquired Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Company.

2.10 Liabilities

(a) Except as set forth in Part 2.10 of the Disclosure Letter, the Acquired Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

(b) The Acquired Company currently has a line of credit (the “MF Credit Facility”) opened with an affiliate company, Marubeni Financial Services K.K., under which it has currently drawdown not exceed Japanese Yen Nine Billion Two Hundred Million (JP¥9,200,000,000) (the “MF Credit Obligation”) as of the date of this Agreement. The Acquired Company will not hereafter increase its drawdowns under the MF Credit Facility so as to cause its debt obligations thereunder to be greater than the MF Credit Obligation as of the Closing Date.

2.11 Taxes

(a) The Acquired Company has filed or caused to be filed (on a timely basis since March 31, 2004) all Tax Returns that are or were required to be filed by it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Seller has delivered or made available to Buyers copies of, and Part 2.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since March 31, 2004. The Acquired Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or the Acquired Company, except such Taxes, if any, as are listed in Part 2.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with Japanese GAAP) have been provided in the Financial Statements delivered to Buyers as set forth in Section 2.4 above.

(b) Part 2.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of any such audits have been paid, reserved against, settled, or, as described in Part 2.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 2.11 of the Disclosure Letter describes all adjustments to the Tax Returns filed by the Acquired Company for all taxable years since March 31, 2004, and the resulting deficiencies proposed by the Japanese tax authorities. Except as described in Part 2.11 of the Disclosure Letter, neither Seller nor the

Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Acquired Company or for which the Acquired Company may be liable.

(c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Acquired Company are adequate (determined in accordance with Japanese GAAP) and are at least equal to that Acquired Company’s liability for Taxes. There exists no proposed tax assessment against the Acquired Company except as disclosed in the Financial Statements or in Part 2.11 of the Disclosure Letter. All Taxes that the Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) All Tax Returns filed by (or that include on a consolidated basis) the Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Acquired Company after the date of this Agreement.

2.12 No Material Adverse Change

Since the date of the Financial Statements, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

2.13 Employee Benefits

(a) Except as set forth in Section 2.13(a) of the Disclosure Letter, the Acquired Company has not previously had or currently has in place any “Benefit Plans,” as herein defined.

“Benefit Plan” means any of the following: any plan, program, arrangement or agreement providing for severance or retention benefits, profit-sharing, fees, bonuses, stock options, stock appreciation, stock purchase or other stock-related rights, current compensation, incentive or deferred compensation, change-in-control benefits, vacation benefits, insurance, health or medical benefits, dental benefits, employee assistance programs, disability benefits, workers’ compensation benefits or post-employment or retirement benefits and any material fringe benefits (excluding any plans, programs or arrangements mandated by applicable law) that is sponsored, maintained or contributed to, or required to be maintained or contributed to, or with respect to which Liability is borne, by Seller or the Acquired Company for the benefit of any employee of the Acquired Company. Seller has made available to Buyers for their inspection true and complete copies of the presently existing Benefit Plans of the Acquired Company.

(b) Neither the execution of, nor consummation of, the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any Benefit Plan that will or may result in any payment or provision of, acceleration of, vesting or increase in, any benefits (whether of severance pay or otherwise), with respect to any current of former employee, independent contractor, consultant, agent or director of the Acquired Company thereof, or any beneficiary thereof, with respect to which the Acquired Company may have any obligations or material liability.

(c) Except as set forth in Section 2.13(c) of the Disclosure Letter, there are no unfunded obligations of the Acquired Company in respect to any Benefit Plans except as otherwise such may be expressly reserved on its Financial Statements and Interim Balance Sheet.

(d) Seller has delivered to Buyers, or will deliver to Buyers within ten days of the date of this Agreement:

(i) all documents that set forth the terms of each Benefit Plan;

(ii) all personnel, payroll, and employment manuals and policies;

(iii) all collective bargaining agreements;

(iv) all insurance policies purchased by or to provide benefits under any Benefit Plan;

(v) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Benefit Plan; and

(vi) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Benefit Plan.

(e) Except as set forth in Part 2.13(e) of the Disclosure Letter:

(i) The Acquired Company has performed all of its respective obligations under the Benefit Plans. The Acquired Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Benefit Plans that have accrued but are not due.

(ii) No statement, either written or oral, has been made by the Acquired Company to any Person with regard to any Benefit Plan that was not in accordance with the Benefit Plan and that could have an adverse economic consequence to the Acquired Company or to Buyers.

(iii) The Acquired Company, with respect to all Benefit Plans is, and each Benefit Plan is, in full compliance with other applicable laws and with any applicable collective bargaining agreement.

(iv) No event has occurred or circumstance exists that could result in a material increase in premium costs of Benefit Plans that are insured, or a material increase in benefit costs of such Benefit Plan that are self-insured.

2.14 Compliance With Legal Requirements; Governmental Authorizations

(a) Except as set forth in Part 2.14 of the Disclosure Letter:

(i) The Acquired Company is, and at all times since (A) to Seller’s knowledge, March 31, 2007 to March 30, 2008, and (B) March 31, 2008, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Acquired Company’s Businesses or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Acquired Company of, or a failure on the part of the Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) the Acquired Company has not received, at any time since (A) to Seller’s knowledge, March 31, 2007 to March 30, 2008, and (B) March 31, 2008, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Part 2.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Acquired Company. Each Governmental Authorization listed or required to be listed in Part 2.14 of the Disclosure Letter is valid and in full force and effect.

No event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 2.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 2.14 of the Disclosure Letter.

All applications required to have been filed for the renewal of the Governmental Authorization listed or required to be listed in Part 2.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 2.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Company to lawfully conduct and operate the Acquired Company’s Businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Company to own and use its assets in the manner in which it currently own and use such assets.

2.15 Legal Proceedings; Orders

(a) Except as set forth in Part 2.15 of the Disclosure Letter, there is no pending Proceeding:

(i) that has been commenced by or against the Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Acquired Company; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller and the Acquired Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyers copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 2.15 of the Disclosure Letter. The Proceedings listed in Part 2.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Acquired Company.

(b) There is no Order to which the Acquired Company, or any of the assets owned or used by the Acquired Company, is subject. No officer, director, agent, or employee of the Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Acquired Company.

2.16 Absence of Certain Changes and Events

Except as set forth in Part 2.16 of the Disclosure Letter, since March 31, 2010, the Acquired Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

(a) change in any Acquired Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to the Organizational Documents of the Acquired Company;

(c) payment or increase by the Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Acquired Company;

(e) damage to or destruction or loss of any asset or property of the Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Company, taken as a whole;

(f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii)

any Contract or transaction involving a total remaining commitment by or to the Acquired Company of at least JP¥10 million;

(g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h) cancellation or waiver of any claims or rights with a value to the Acquired Company in excess of JP¥10 million;

(i) material change in the accounting methods used by the Acquired Company; or

(j) agreement, whether oral or written, by the Acquired Company to do any of the foregoing.

2.17 Contracts; No Defaults

(a) Part 2.17(a) of the Disclosure Letter contains a complete and accurate list, and Seller has delivered to Buyers true and complete copies, of each Applicable Contract.

(b) Except as set forth in Part 2.17(b) of the Disclosure Letter:

(i) Seller (and no Related Person of Seller) has not presently acquired any rights under, and Seller will not become subject to any obligation or liability under, any Contract that relates to the Acquired Company’s Business or any of the assets owned or used by the Acquired Company; and

(ii) no officer, director, agent, employee, consultant, or contractor of the Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Acquired Company, or (B) assign to the Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

(c) Except as set forth in Part 2.17(c) of the Disclosure Letter, each Applicable Contract identified or required to be identified in Part 2.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

(d) Except as set forth in Part 2.17(d) of the Disclosure Letter:

(i) the Acquired Company is in full compliance with all applicable terms and requirements of each Applicable Contract;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Acquired Company, to knowledge of Seller, or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract.

2.18 Insurance

(a) Seller has delivered to Buyers:

(i) true and complete copies of all policies of insurance to which the Acquired Company is a party or under which the Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the two (2) years preceding the date of this Agreement;

(ii) true and complete copies of all pending applications for policies of insurance; and

(iii) any statement by the auditor of the Acquired Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b) Part 2.18(b) of the Disclosure Letter describes all obligations of the Acquired Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c) Part 2.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and of the preceding policy year a summary of the loss experience under each policy.

(d) Except as set forth on Part 2.18(d) of the Disclosure Letter:

(i) All policies to which the Acquired Company is a party or that provide coverage to the Acquired Company, or any director or officer of an Acquired Company:

(A) are valid, outstanding, and enforceable;

(B) are issued by an insurer that is, to its knowledge, financially sound and reputable;

(C) taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Company for all risks to which the Acquired Company are normally exposed; and

(D) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Acquired Company.

(ii) The Acquired Company has paid all premiums due, and has otherwise performed all of its obligations under each policy to which the Acquired Company is a party or that provides coverage to the Acquired Company or director thereof.

(iii) The Acquired Company has given notice to the insurer of all claims that may be insured thereby.

2.19 Environmental Matters

Except as set forth in part 2.19 of the disclosure letter:

(a) The Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law during the period in which Seller has owned one hundred percent (100%) of the issued shares of the Acquired Company. Neither Seller nor the Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct the Acquired Company or may be held to be responsible received, any actual or Threatened Order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Acquired Company, or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) Neither the Acquired Company, nor any other Person for whose conduct it is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Acquired Company, has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(c) There are no Hazardous Materials present on or in the Environment at the Facilities or, to the knowledge of Seller, at any geologically or hydrologically adjoining property.

(d) There has been no Release or, to the Knowledge of Seller and the Acquired Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Acquired Company has or had an interest, or to the Knowledge of Seller and the Acquired Company any geologically or hydrologically adjoining property, whether by the Acquired Company, or any other Person.

(e) Seller has delivered to Buyers true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or the Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Acquired Company, or any other Person for whose conduct it may be held responsible, with Environmental Laws.

2.20 Employees

(a) Part 2.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Company, including each employee on leave of absence or layoff status: employee name; job title; current compensation paid or payable; and service credited for purposes of vesting and eligibility to participate under the Acquired Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership

(including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan or other director or employee Benefit Plan.

(b) No employee or director of the Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Company, or (ii) the ability of the Acquired Company to conduct the Acquired Company’s Businesses. To Seller’s Knowledge, no director or executives level employees of the Acquired Company intends to terminate his or her employment with the Acquired Company.

(c) Part 2.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Acquired Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

2.21	Labor Relations; Compliance

Since March 31, 2007, the Acquired Company has not been nor is it a party to any collective bargaining or other labor Contract. Since March 31, 2007, there has not been, there is not presently pending or existing, and, to Seller’s knowledge, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any relevant Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Company or its premises, or (c) any application for certification of a collective bargaining agent. The Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Acquired Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

2.22 Intellectual Property

(a) Intellectual Property Assets. The term “Intellectual Property Assets” includes all of the following which exist with the Acquired Company as of the date hereof and as to which the Acquired Company will acquire prior to Closing:

(i) the company name, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

(ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii) all copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv) all rights in mask works (collectively, “Rights in Mask Works”); and

(v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); owned, used, or licensed by the Acquired Company as licensee or licensor.

(b) Agreements. Part 2.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Company, of all Contracts relating to the Intellectual Property Assets to which the Acquired Company is a party or by which the Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than JP¥5 million under which the Acquired Company is the licensee. There are no outstanding and, to Seller’s Knowledge, no Threatened disputes or disagreements with respect to any such Contracts.

(c) Know-How Necessary for the Business

(i) The Intellectual Property Assets are all those necessary for the operation of the Acquired Company’s Businesses as they are currently conducted. The Acquired Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(ii) Except as set forth in Part 2.22(c) of the Disclosure Letter, all former and current employees of the Acquired Company have executed written Contracts with the Acquired Company that assign to the Acquired Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Acquired Company. No employee of the Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Acquired Company.

(d) Patents

(i) Part 2.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. The Acquired Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

(ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller’s Knowledge or that of the Acquired Company, there is no potentially interfering patent or patent application of any third party.

(iv) To Seller’s knowledge, no Patent is infringed or, to Seller’s Knowledge or that of the Acquired Company, has been challenged or threatened in any way. To Seller’s knowledge, none of the products manufactured and sold, nor any process or know-how used, by the Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v) All products made, used, or sold under the Patents have been marked with the proper patent notice.

(e) Trademarks

(i) Part 2.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. The Acquired Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii) All Marks that have been registered with the Japanese Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Seller’s Knowledge or that of the Acquired Company, no such action is Threatened with the respect to any of the Marks.

(iv) To Seller’s Knowledge or that of the Acquired Company, there is no potentially interfering trademark or trademark application of any third party.

(v) To Seller’s knowledge, no Mark is infringed or, to Seller’s Knowledge or that of the Acquired Company, has been challenged or threatened in any way. To Seller’s knowledge, none of the Marks used by the Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi) All products and materials containing a Mark bear the proper registration notice where permitted by law.

(f) Copyrights

(i) Part 2.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. The Acquired Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii) All the Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

(iii) To Seller’s knowledge, no Copyright is infringed or, to Seller’s Knowledge or that of the Acquired Company, has been challenged or threatened in any way. To Seller’s knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g) Trade Secrets

(i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) Seller and the Acquired Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

(iii) The Acquired Company has good title and the (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Seller’s Knowledge or that of the Acquired Company, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Company) or to the detriment of the Acquired Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

2.23 Officers and Directors

Part 2.23 of the Disclosure Letter sets forth a list of all current directors and officers of the Acquired Company.

2.24 Customers and Vendors

(a) Part 2.24 of the Disclosure Letter sets forth a list of top revenue generated customers of the Acquired Company whose business with the Acquired Company resulted in at least fifty percent (50.0%) gross revenues to the Acquired Company, based upon the Acquired Company’s calculation of gross revenues with respect to its customers, during the thirty-six (36) months period ended March 31, 2010 (each, a “Major Customer”). Except as set forth on Part 2.24 of the Disclosure Letter, the Acquired Company has not received written notice from a Major Customer asserting that the Acquired Company has breached or is in breach of its Contract with such Major Customer, which breach constitutes a material adverse effect on the Acquired Company. Except as set forth on Part 2.24 of the Disclosure Letter, no Major Customer has, for the six (6) month period ended September 30, 2010, cancelled or reduced its relationship with the Acquired Company in an amount in excess of twenty percent (20.0%) of the gross revenue received from such Major Customer during the six (6) month period ended September 30, 2009.

2.25 Certain Payments

During the period in which Seller has owned one hundred percent (100%) of the shares of the Acquired Company, neither the Acquired Company nor any director, officer, agent, or employee of the Acquired Company, or to Seller’s Knowledge, any other Person associated with or acting for or on behalf of the Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate (other than rebates in Ordinary Course of

Business), payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Acquired Company or an Affiliate of the Acquired Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Company.

2.26 Disclosure

No representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

2.27 Relationships With Related Persons

Except as set forth in Part 2.27 of the Disclosure Letter, to Seller’s knowledge, neither Seller nor any Related Person of Seller or of the Acquired Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Company’s Businesses. To Seller’s knowledge, neither Seller nor any Related Person of Seller or of the Acquired Company is an owner of an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Acquired Company with respect to any line of the products or services of the Acquired Company (a “Competing Business”) in any market presently served by the Acquired Company. Except as set forth in Part 2.27 of the Disclosure Letter, neither Seller nor any Related Person of Seller or of the Acquired Company is a party to any Contract with, or has any claim or right against, the Acquired Company. For purposes of this Section 2.27 only, the term “Seller’s knowledge” shall mean “the knowledge of Finance, Logistics and IT Business Division of Seller”.

2.28 Brokers or Finders

Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, and Seller will indemnify and hold Buyers harmless from any such payment alleged to be due by or through Seller as a result of the action of either of Seller or its officers or agents.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYERS

Each of the Buyers represents and warrants to Seller as follows:

3.1 Organization and Good Standing

Each of the Buyers, jointly and severally, is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which its organized.

3.2 Authority; No Conflict

(a) Upon the execution and delivery by Buyers of this Agreement and the Ancillary Documents of the Buyers, this Agreement and each Ancillary Document of Buyers will constitute the legal, valid, and binding obligations of Buyers, enforceable against Buyers in accordance with their respective terms. Each of the Buyers has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Ancillary Documents of the Buyers and to perform its obligations under this Agreement and the Ancillary Documents of the Buyers.

(b) Neither the execution nor delivery of this Agreement by each of the Buyers nor the consummation or performance of any of the Contemplated Transactions by each of the Buyers will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of either of the Buyers Organizational Documents;

(ii) any resolution adopted by the board of directors or the stockholders of either of the Buyers;

(iii) any Legal Requirement or Order to which either of the Buyers may be subject; or

(iv) any Contract to which either of the Buyers is a party or by which either of the Buyers may be bound.

Neither of the Buyers is nor will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 Investment Intent

Each of the Buyers is acquiring the Shares for its own account and not with a view to their distribution.

3.4 Certain Proceedings

There is no pending Proceeding that has been commenced against either of the Buyers and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To each of the Buyers’ Knowledge, no such Proceeding has been Threatened.

3.5 Financial Capability

Each of the Buyers (a) will have at the Closing all funds and available financing sufficient to consummate the Closing of the Contemplated Transactions, including, without limitation, the payment of the Purchase Price to Seller and the payment of any fees and expenses in connection with the Contemplated Transactions or the financing thereof, and (b) will have sufficient liquid assets and funds to satisfy all of its post-Closing obligations under this Agreement and the other documents and agreements contemplated herein.

3.6 Brokers or Finders

Neither of the Buyers nor its officers and agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, and the Buyers will indemnify and hold Seller harmless from any such payment alleged to be due by or through either of the Buyers as a result of the action of either of the Buyers or its officers or agents.

ARTICLE 4

COVENANTS OF SELLER PRIOR TO CLOSING DATE

4.1 Access and Investigation

Between the date of this Agreement and the Closing Date, Seller will, and will cause the Acquired Company and its Representatives to, (a) afford each of the Buyers and its and their Representatives and prospective lenders and their Representatives (collectively, “Buyers’ Advisors”) full and reasonable access to the Acquired Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyers and Buyers’ Advisors with copies of all such contracts, books and records, and other existing documents and data as the Buyers may reasonably request, and (c) furnish Buyers and Buyers’ Advisors with such additional financial, operating, and other data and information as the Buyers may reasonably request.

4.2 Operation of the Businesses of the Acquired Company

Between the date of this Agreement and the Closing Date, Seller will, and will cause the Acquired Company to:

(a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

(b) use its best efforts to preserve intact the current business organization of the Acquired Company, keep available the services of the current officers, employees, and agents of the Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Acquired Company;

(c) confer with Buyers concerning operational matters of a material nature; and

(d) otherwise report periodically to Buyers concerning the status of the business, operations, and finances of the Acquired Company.

4.3 Negative Covenant

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will cause the Acquired Company not to, without the prior consent of Buyers, (a) enter into any employment agreements, (b) assume or incur any long term liabilities or (c) or take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 2.16 is likely to occur.

4.4 Required Approvals

As promptly as practicable after the date of this Agreement, Seller will, and will cause the Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including any filings under applicable antitrust or other laws). Between the date of this Agreement and the Closing Date, Seller will, and will cause the Acquired Company to, (a) cooperate with Buyers with respect to all filings that Buyers elect to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyers in obtaining all consents identified in Schedule 3.2.

4.5 Notification

Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyers in writing if Seller or the Acquired Company becomes aware of any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties as of the date of this Agreement, or if Seller or the Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyers a supplement to the Disclosure Letter specifying such change. During the same period, Seller will promptly notify Buyers of the occurrence of any breach of any covenant of Seller in this Section 4.5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

4.6 Payment of Indebtedness to Related Persons

Other than in respect to the MF Credit Facility, Seller shall cause the Acquired Company to pay all outstanding debt obligations, excluding trade payables, to Seller and any affiliated entity of Seller prior to Closing and to cancel any credit or loan agreement that the Acquired Company may have with Seller or any affiliated entity.

4.7 No Negotiation

Until such time, if any, as this Agreement is terminated pursuant to Section 9.1, neither Seller nor the Acquired Company nor any of its or their officers, directors, agents or subsidiaries will, directly or indirectly, through any officer, director, shareholder, partner, affiliate, employee, agent, investment banker, attorney, accountant or other representative or otherwise, (a) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of its officers, directors, partners, shareholders, affiliates, employees, agents and other representatives) relating to any liquidation, dissolution, recapitalization of, merger or consolidation with or into, or issuance or acquisition or purchase of all or substantially all of the assets of, or any of the capital stock or equity securities of, the Acquired Company or any of its subsidiaries or any other similar transactions or business combination involving the Acquired Company or any of its subsidiaries, or (b) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek to do any of the foregoing.

4.8 Best Efforts

Between the date of this Agreement and the Closing Date, Seller will use its best efforts to cause the conditions in Articles 6 and 7 to be satisfied.

ARTICLE 5

COVENANTS OF BUYERS PRIOR TO CLOSING DATE

5.1 Approvals of Governmental Bodies

As promptly as practicable after the date of this Agreement, Buyers will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyers will, and will cause each Related Person to, cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyers to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

5.2 Best Efforts

Except as set forth in the proviso to Section 5.1, between the date of this Agreement and the Closing Date, each of the Buyers will use its best efforts to cause the conditions in Articles 6 and 7 to be satisfied.

5.3 Repayment of MF Credit Facility Obligations

Buyers will provide new credit facility arrangements for the Acquired Company to be effective as of the Closing Date, whereby any then existing debt obligation of the Acquired Company under the MF Credit Facility will be paid off in full as of the Closing Date.

ARTICLE 6

CONDITIONS PRECEDENT TO BUYERS’ OBLIGATION TO CLOSE

Buyers’ obligation to purchase the Shares and to take the other actions required to be taken by Buyers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyers collectively, in whole or in part):

6.1 Accuracy of Representations

(a) All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

(b) Notwithstanding the foregoing in respect to the Disclosure Letter, each of Seller’s representations and warranties in Sections 2.1, 2.2, 2.3, 2.4, 2.12, 2.24 and 2.26 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplements to the Disclosure Letter provided to Buyers in accordance with Section 4.5 of this Agreement.

6.2 Seller’s Performance

(a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b) Each document required to be delivered pursuant to Section 8.1 must have been delivered, and each of the other covenants and obligations in Article 4 must have been performed and complied with in all respects.

6.3 Consents

Each of the Consents identified in subpart (b) of Part 2.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

6.4 Additional Documents

Seller shall deliver such other documents as Buyers may reasonably request prior to the Closing Date for the purpose of (i) evidencing the accuracy of any of Seller’s representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 6.4, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

6.5 No Proceedings

Since the date of this Agreement, there must not have been commenced or Threatened against either of the Buyers, or against any Person affiliated with either of the Buyers, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

6.6 No Claim Regarding Stock Ownership or Sale Proceeds

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Acquired Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

6.7 No Prohibition

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause either of the Buyers or any Person affiliated with either of the Buyers to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

6.8 Confirmation of Intentions of Vendors

Seller shall have received confirmations in forms reasonably acceptable to Buyers from at least nine (9) out of the following ten (10) vendors that it is each of their present intentions to continue to do business with the Company after Closing generally in the same manner and volumes as currently undertaken by them with the Company:

(a) Hewlett-Packard;

(b) ASUSTEK COMPUTER;

(c) Microsoft;

(d) Lenovo;

(e) Adobe Systems;

(f) Acer;

(g) EPSON;

(h) BUFFALO;

(i) IODATA; and

(j) Allied Telesis.

6.9 Amendment to Logipartners’ Logistics Services Agreement

Buyers shall have received an amendment agreement of existing Logistics Services Agreement between the Acquired Company and Logipartners Inc. in a form reasonably acceptable to Buyers.

ARTICLE 7

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

7.1 Accuracy of Representations

All of Buyers’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2 Buyers’ Performance

(a) All of the covenants and obligations that Buyers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b) Each document required to be delivered pursuant to Section 8.2 must have been delivered; each of the covenants and obligations in Article 5 must have been performed and coupled with in all respects; and Buyers must have made the cash payments required to be made by Buyers pursuant to Section 1.2(b).

7.3 Additional Documents

Buyers shall deliver to Seller such other documents as Seller may reasonably request prior to the Closing Date for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyers, (ii) evidencing the performance by Buyers of, or the compliance by Buyers with, any covenant or obligation required to be performed or complied with by Buyers, (iii) evidencing the satisfaction of any condition referred to in this Section 7.3, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.4 No Injunction

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyers, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE 8

CLOSING OBLIGATIONS

8.1 Closing Deliveries by Seller

At the Closing, Seller shall deliver to Buyers:

(i) a certified copy of the shareholder register of the Acquired Company showing that Seller owns all of the issued shares of the Acquired Company;

(ii) a certificate executed by a duly-authorized Representative of Seller representing and warranting to Buyers that Seller’s representations and warranties in this Agreement are accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Seller to Buyers prior to the Closing Date in accordance with Section 4.5);

(iii) an executed Non-Competition Agreement;

(iv) the written resignation (or documentation reasonably satisfactory to Buyers showing the removal) of any director of the Acquired Company whom Seller and Buyers agree will no longer serve as a director after the Closing with each such resignation (or removal) effective no later than the Closing Date;

(v) the minute books and stock record books of the Acquired Company in the possession of Seller and the Acquired Company along with the corporate seal of the Acquired Company and the seals of the Representative Directors of the Acquired Company;

(vi) a legal opinion from The Haruki and Tokyo-Marunouchi Law Offices, legal counsel to Seller, as to the matters set forth in Exhibit B; and

(vii) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Seller at Closing.

8.2 Closing Deliveries by Buyers

At the Closing, Buyers shall deliver to Seller:

(i) payment of the Purchase Price in accordance with Sections 1.2(b)(i) and (ii);

(ii) an executed Non-Competition Agreement;

(iii) a certificate executed by duly authorized Representatives of each of the Buyers to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

(iv) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Buyers or at Closing.

ARTICLE 9

TERMINATION

9.1 Termination Events

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyers or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

(b)(i) by Buyers if any of the conditions in ARTICLE 6 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyers to comply with their obligations under this Agreement) and Buyers have not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Article 7 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(c) by written consent of Buyers and Seller; or

(d) by either Buyers or Seller if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2010, or such later date as the parties may agree upon.

9.2 Effect of Termination

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1, 12.2 and 12.3 will survive; provided, however, that if this Agreement is terminated by Seller or Buyers party because of the breach of the Agreement by the respective other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 10

INDEMNIFICATION; REMEDIES

10.1 Survival; Right to Indemnification Not Affected by Knowledge

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive for a period of twenty-four (24) months following the Closing Date unless otherwise agreed in this Agreement. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2 Indemnification and Payment of Damages by Seller

Subject to the limitations set forth herein, Seller will indemnify and hold harmless Buyers and the Acquired Company (collectively the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Seller in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Seller pursuant to this Agreement; and

(b) any breach by Seller of any covenant or obligation of Seller in this Agreement;

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to the Indemnified Persons.

10.3 Indemnification and Payment of Damages by Buyers

Subject to the limitations set forth herein, Buyers will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Buyers in this Agreement or in any certificate delivered by Buyers pursuant to this Agreement; and

(b) any breach by Buyers of any covenant or obligation of Buyers in this Agreement.

The remedies provided in this Section 10.3 will not be exclusive of or limit any other remedies that may be available to Seller.

10.4 Time Limitations

If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 2.2, 2.3, and 2.11, unless on or before twenty-four (24) months from the Closing Date, Buyers notify Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyers; a claim with respect to Sections 2.2 and 2.3 may be made at any time after Closing and a claim in respect to Section 2.11 may be made within six (6) years from the Closing Date. If the Closing occurs, Buyers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before twenty-four (24) months from the Closing Date, Seller notify Buyers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

10.5 Limitations on Amount—Seller

(a) Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) of Section 10.2 until the total of all Damages with respect to such matters exceeds JP¥20,000,000 (Japanese Yen twenty million); provided, however, that in the event total Damages claimed hereunder exceed such amount, then Buyers are entitled its seek their entire Damages from the first Yen thereof. Notwithstanding to the forgoing, the cumulative indemnification obligation of Seller under this Agreement shall not exceed the Purchase Price in the aggregate. However, this Section 10.5 will not apply to any breach of any of Seller’s representations and warranties of which Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Seller of any covenant or obligation, and Seller will be liable for all Damages with respect to such breaches.

(b) In addition to the limitation set forth in Section 10.5(a), Seller shall not be obliged to indemnify the Indemnified Persons with respect to (i) any correctly and fully disclosed specific item in the Disclosure Letter, (ii) any covenant or condition waived by both of the Buyers on or prior to the Closing in writing, or (iii) any indirect, special, incidental, consequential or punitive damages claimed by Buyer resulting from Seller’s breach of any representation or warranty, covenant or agreement.

10.6 Limitations on Amount—Buyers

Buyers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.3 until the total of all Damages with respect to such matters exceeds JP¥20,000,000 (Japanese Yen Twenty Million); provided, however, that in the event total Damages claimed hereunder exceed such amount, Seller is entitled to seek its entire Damages from the first Yen thereof. However, this Section 10.6 will not apply to any breach of any of Buyers’ representations and warranties of which Buyers had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Buyers of any covenant or obligation, and Buyers will be liable for all Damages with respect to such breaches.

10.7 Right of Set-Off

Upon notice to Seller specifying in reasonable detail the basis for such set-off, Buyers may (and may cause the Acquired Company to) set off any amount to which it may be entitled under this Section 10 against amounts otherwise payable to Seller by Buyers or the Acquired Company, as the case may be. The exercise of such right of set-off by Buyers in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under any Contract. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyers in any manner in the enforcement of any other remedies that may be available to it.

10.8 Procedure for Indemnification—Third Party Claims

(a) Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b) If any Proceeding referred to in Section 10.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within thirty days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

10.9 Procedure for Indemnification—Other Claims

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.10 Reduction for Insurance, Taxes and Other Offsets

(a) The obligations of each indemnifying party hereunder regarding any Damages will be reduced, including retroactively, by the amount of any insurance proceeds, recognized benefit regarding Taxes (a “Tax Benefit”) or other amount or benefit recoverable using commercially reasonable efforts by the indemnified party regarding such Damages. If (i) the indemnified party receives from or on behalf of an indemnifying party, or an indemnifying party pays on behalf of the indemnified party, a payment regarding Damages, and (ii) the indemnified party subsequently recovers insurance proceeds, Tax Benefits or any other amount or benefit regarding such Damages, then such indemnified party will promptly pay to the indemnifying party the amount of such insurance proceeds, Tax Benefit or other amount or benefit, or, if less, the amount of such payment. The amount of such insurance proceeds, Tax Benefit or other amount or benefit so recoverable will be net of any costs and expenses incurred by the indemnified party in procuring the same, including all reasonable out-of-pocket expenses incurred in obtaining such recovery and net of any increase in the relevant insurance premium directly attributable to such recovery.

(b) Each party hereby waives to the extent permitted under its (and their) insurance policies, any subrogation rights that its (or their) insurer may have against such indemnifying party with respect to any such Damages.

10.11 Indemnification Adjusts Purchase Price for Tax Purposes

Each party will, including retroactively, treat indemnification payments under this Agreement as adjustments to the Purchase Price for Tax purposes, except to the extent such treatment is not permitted by applicable law.

ARTICLE 11

POST-CLOSING COVENANTS

11.1 Compliance with Agreements

From and after the Closing, Buyers will use commercially reasonably efforts to cause the Acquired Company to continue to perform and comply with all provisions of all (i) Contracts of the Acquired Company or (ii) Contracts under which the Acquired Company may have rights, under which, with respect to each of (i) and (ii), Seller or any of its Affiliates (other than the Acquired Company) may have direct or contingent obligations.

11.2 Name Change

Upon completion of Closing, Buyers will amend the Articles of Incorporation (Teikan) of the Acquired Company to change the name of the Acquired Company to a name that does not include any Restricted Word. The Buyers will file the requisite company name change documents with the applicable Governmental Authorities on the Closing Date, if possible, and, if not, within one (1) Business Day thereafter. Buyers will promptly provide to Seller true, correct and complete copies of the documents filed with the applicable Governmental Authorities to legally accomplish that name change; and Buyers shall discontinue (and cause its Affiliates to discontinue) all uses of any Restricted Word in connection with the operation of the business of the Acquired Company after the Closing Date. “Restricted Word” means any of the following: (i) the word “Marubeni” and designs and logos related thereto; (ii) any word, design or logo that is (1) a variation of, or (2) confusingly similar to, any item contained in clause (i); or (ii) any word, design or logo that could reasonably be expected to imply any affiliation with Seller or any of its Affiliates; provided, however, the Acquired Company may continue to use Restricted Word for back office purpose only and the term “formerly known as Marubeni Infotec” in connection with the Business of the Acquired Company.

11.3 Employee Retention

Buyers shall cause the Acquired Company to use its commercially reasonable efforts to retain all its existing employees under their present conditions of employment at least until December 31, 2010. Notwithstanding the foregoing, Buyers reserve the right to cause the Acquired Company to provide for the return of any executive level employees originally sent from Seller to the Acquired Company, back to Seller at any time; and Seller agrees to accept such returnees. In the event such employees are unable to be returned to Seller for reasons beyond Seller’s control, then Seller shall reimburse the Acquired Company for its severance costs associated with its termination of such executive employees.

11.4 Other Business Matters

(a) Seller will transfer its business and operation with Asustek Computer, Adobe and Microsoft to the Acquired Company on or before March 31, 2011; provided, however that Seller will retain some of its non-distribution channel, Subsidiary only business with Asustek Computer. The parties also agree to use commercially reasonable efforts to transfer Seller’s business and operation with Sios, Filemaker, TPV, Sigma Tech, Too, Internet Telephone, Meta Creation and Map Net on or before March 31, 2011.

(b) Seller shall assist the Acquired Company with respect to any reasonable request relating to pre-Closing tax filings, backup, and related documentation and information for period of seven (7) years after the Closing.

(c) Seller shall provide such other assistance related to the Acquired Company’s Business as reasonably requested by the Acquired Company for period one (1) year after the Closing.

(d) With respect to the above references clause (a) through (c), the Acquired Company shall reimburse Seller for the reasonable cost related to such services.

ARTICLE 12

GENERAL PROVISIONS

12.1 Expenses

Except as otherwise expressly provided in this Agreement, each party to this Agreement and the Acquired Company will bear their respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party and the Acquired Company to pay their own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.2 Public Announcements

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Seller and Buyers determine. Unless consented to by Buyers in advance or required by Legal Requirements, prior to the Closing, Seller shall, and shall cause the Acquired Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyers will consult with each other concerning the means by which the Acquired Company’s employees, customers, and suppliers and others having dealings with the Acquired Company will be informed of the Contemplated Transactions, and Buyers will have the right to be present for any such communication.

12.3 Confidentiality

Between the date of this Agreement and the Closing Date, Buyers and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyers and the Acquired Company to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

12.4 Notices

All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by certified mail return receipt, (c) sent by internationally recognized overnight delivery service or (d) sent by confirmed electronic transmission. Such notices or communications will be deemed given (i) if delivered by hand, when so delivered, (ii) if sent by mail, the Business Day that written certification of receipt from the relevant postal service is received by the sending party of such notice, (iii) if sent by internationally recognized overnight courier service, the Business Day upon which written proof of delivery from such service is made available to or received by the sending party of such notice, or (iv) if sent by confirmed electronic transmission, when sent by the sending party, in each case as stated below in this Section. A party may change the address to which such notices and other communications are to be given by giving the other parties notice in such manner.

Seller:
Marubeni Corporation
Address: 1-4-2, Ohtemachi, Chiyoda-ku, Tokyo, Japan 100-8088
Attention: Ryoichi Watanabe
Facsimile No.: 81-3-3282-4264

with a copy to:
Attention: Kenji Funaki
Facsimile No.: 81-3-3282-4264

Buyers:
SYNNEX Investment Holdings Corporation
Address: 44201 Nobel Drive, Fremont, California 94538
Attention: Kevin Murai
Facsimile No.: (510) 360-6800

and

SB Pacific Corporation Limited
Address: Unit 1628 16/F, Man Yee Bldg., 60-68 Des Voeux Rd,
Central, Hong Kong
Attention: Robert Huang, Chairman
Hirobumi Suzuki, Director

Facsimile No.: (510) 668-3019

with a copies to:
SYNNEX Corporation
Address: 44201 Nobel Drive, Fremont, California 94538
Attention: Kevin Murai, President & CEO
Simon Y. Leung, Senior Vice President & General Counsel
Facsimile No.: (510) 668-3707

and

Pillsbury Winthrop Shaw Pittman LLP
Address: Fuerte Kojimachi Bldg. 5F, 1-7-25, Kojimachi, Chiyoda-ku
Tokyo, Japan 102-0083
Attention: William R. Huss, Esq.
Facsimile No.: 81-3-5226-7261

12.5 Jurisdiction; Service of Process

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of Japan, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12.6 Further Assurances

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.7 Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by another party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.8 Entire Agreement and Modification

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyers and Seller dated August 6, 2010, and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all of the parties hereto.

12.9 Disclosure Letter

(a) The disclosures in the Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.10 Assignments, Successors, and No Third-Party Rights

No party may assign any of its rights under this Agreement without the prior consent of the other parties except that each of the Buyers may assign any of its rights under this Agreement to a Subsidiary of the respective Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.11 Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.12 Section Headings, Construction

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.13 Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.14 Governing Law

This Agreement will be governed by the laws of Japan without regard to conflicts of laws principles.

12.15 Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

ARTICLE 13

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 12:

“Accounting Arbitrator”—means KPMG Japan or other agreed upon certified public accountant agreed to in writing by Seller and Buyers.

“Acquired Company”—as defined in the Recitals of this Agreement.

“Acquired Company’s Businesses”—means the businesses of the Acquired Company as being conducted on the date of this Agreement and as of the Closing Date.

“Adjustment Amount”—as defined in Section 1.4.

“Ancillary Documents”—mean, with respect to a Person, any document executed and delivered by such Person pursuant to the terms of this Agreement (but not including this Agreement).

“Applicable Contract”—any Contract (a) under which the Acquired Company has or may acquire any rights, (b) under which the Acquired Company has or may become subject to any obligation or liability, or (c) by which the Acquired Company or any of the assets owned or used by it is or may become bound, which in each case involves a matter valued in excess of JP¥5,000,000.

“Benefit Plan”—as defined in Section 2.13.

“Buyers”—as defined in the first paragraph of this Agreement.

“Business Day”—means any day other than a Saturday, Sunday or a day that banks in Japan are not generally authorized or required by applicable law to be closed.

“Closing”—as defined in Section 1.3.

“Closing Date”—the date and time as of which the Closing actually takes place.

“Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:

(a) the sale of the Shares by Seller to Buyers;

(b) the performance by Buyers and Seller of their respective covenants and obligations under this Agreement;

(c) Buyers’ acquisition and ownership of the Shares and exercise of control over the Acquired Company; and

(d) the execution, delivery and performance of the Non-Competition Agreement.

“Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages”—as defined in Section 10.2.

“Disclosure Letter”—the disclosure letter delivered by Seller to Buyers concurrently with the execution and delivery of this Agreement.

“Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities”—any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law.

“Environmental Law”—any Legal Requirement applicable to the Acquired Company that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention.

“Facilities”—any real property, leaseholds, or other interests currently or formerly owned or operated by the Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Acquired Company, in each such case during the period in which Seller owned the Acquired Company.

“Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”—any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

“Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Company.

“Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indemnified Persons”—as defined in Section 10.2.

“Intellectual Property Assets”—as defined in Section 2.22.

“Japanese GAAP”—generally accepted Japanese accounting principles, applied on a basis consistent with the basis on which the financial statements referred to in Section 2.4 were prepared.

“Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served,

as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“MF Credit Facility”—as defined in Section 2.10(b).

“MF Credit Obligation”—as defined in Section 2.10(b).

“Non-Competition Agreement”—the agreement as set forth in Exhibit A, being entered into by Seller, Buyers and the Acquired Company.

“Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents”—the current complete articles or certificate of incorporation and the bylaws of the Acquired Company.

“Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price”—as defined in Section 1.2.

“Related Person”—with respect to a particular individual:

(a) each other member of such individual’s family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s family;

(c) any Person in which such individual or members of such individual’s family hold (individually or in the aggregate) a material interest; and

(d) any Person with respect to which such individual or one or more members of such individual’s family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a material interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a material interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

“Release”—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Seller”—as defined in the first paragraph of this Agreement.

“Shares”—as defined in the Recitals of this Agreement.

“Subsidiary”—with respect to the Acquired Company, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person.

“Tax”—any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate or inheritance tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threat of Release”—a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYERS: SYNNEX INVESTMENT HOLDINGS CORPORATION	SELLER: MARUBENI CORPORATION

/s/ Simon Y. Leung	/s/ Ryoichi Watanabe
Name: Simon Y. Leung Title: SVP, Corporate Secretary and General Counsel	Name: Ryoichi Watanabe Title: General Manager, IT Solution Business Dept.

SB PACIFIC CORPORATION LIMITED

/s/ Robert T. Huang
Name: Robert T. Huang Title: Chairman